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                                                              EXHIBIT 99.(a)(9)





                      DR PEPPER BOTTLING COMPANY OF TEXAS
           COMPLETES TENDER OFFER FOR SEVEN-UP/RC BOTTLING COMPANY OF
                           SOUTHERN CALIFORNIA, INC.


Dallas, Texas, April 4, 1997 - Dr Pepper Bottling Company of Texas, based in Dallas, today announced that DPB Acquisition Corp., a subsidiary of Dr Pepper Bottling, successfully completed its tender offer for all of the issued and outstanding shares of common stock of Seven-Up/RC Bottling Company of Southern California, Inc. at a price of $12.00 per share. The tender offer expired as scheduled at 12:00 midnight, New York City time, on Thursday, April 3, 1997. 4,071,961 shares of Seven-Up/RC Bottling common stock were tendered and accepted for payment (including 294,970 shares tendered pursuant to the procedures for guaranteed delivery), representing approximately 77% of the issued and outstanding shares of Seven-Up/RC Bottling.


Contact:  Kathy Beazley
          Resource 3, Inc.
          214/351-9806



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